2-200753-8
FILE NUMBER

DOMESTIC

STATE OF WASHINGTON | DEPARTMENT OF STATE

I, **RALPH MUNRO**, Secretary of State of the State of Washington and custodian of its seal, hereby certify that

RESTATED
ARTICLES OF INCORPORATION

of KEY TRONIC CORPORATION

a domestic corporation of Spokane, Washington,

was filed for record in this office on this date, and I further certify that such Articles remain on file in this office.

In witness whereof I have signed and have affixed the seal of the State of Washington to this certificate at Olympia, the State Capitol,

May 11, 1983.

Ralph Munro

RALPH MUNRO
SECRETARY OF STATE

1680
152-169

SSF-57-A (11-70) -111-

RESTATED
ARTICLES OF INCORPORATION
OF
KEY TRONIC CORPORATION

THESE RESTATED ARTICLES OF INCORPORATION of KEY TRONIC CORPORATION, a Washington corporation, are herein adopted and executed in duplicate by said Corporation, pursuant to the provisions of RCW 23A.16.075, as follows:

ARTICLE I.

The name of this Corporation is "KEY TRONIC CORPORATION".

ARTICLE II.

The duration of the Corporation shall be perpetual.

ARTICLE III.

The Corporation shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Washington Business Corporation Act, as amended, under the provisions of which the Corporation is incorporated.

In furtherance of and not in limitation of the general powers conferred by the laws of the state of Washington, it is expressly provided that this Corporation shall also have the following powers:

a. To engage in the planning, engineering, manufacturing, production, processing, molding, assembly, sale, purchase, or otherwise deal in all electric and electronic products, plastic products, devices, equipment, machinery and products related thereto.

b. To engage in all kinds of manufacturing, production, mining, distribution, and to acquire, construct, install, equip, and maintain plants and facilities.

c. To acquire by purchase or otherwise and to own, hold, cancel, reissue, sell, pledge and otherwise deal in the stock of this Corporation provided that money or property of the Corporation shall not be used for purchase of shares of its own stock when such use would cause any impairment of the capital of the Corporation.

d. To acquire by purchase or otherwise and to own, hold, cancel, reissue, sell, pledge, and otherwise deal in the bonds, debentures, notes, and other securities and obligations of this Corporation.

e. To borrow money and give security therefor.

f. To enter into, make, perform and carry out contracts of every kind for any lawful purpose pertaining to its business, with any individual, entity, firm, association or corporation, or with any government, municipality or public authority, domestic or foreign.

g. To do everything necessary, proper, convenient or incidental to the accomplishment of the purposes and objects of this Corporation or which is calculated directly or indirectly to promote the welfare or interests of the Corporation or enhance the value or render profitable any of its property or rights.

h. To do any and all of the things in this Article set forth to the same extent a natural person might or could do and in any part of the world as principals, agents, contractors, trustees, or otherwise, either alone or in the company with others.

PROVIDED, HOWEVER, that nothing herein contained shall be deemed to authorize or permit the Corporation to carry on any business, to exercise any power or do any act which a corporation formed under the Business Corporation Act of the

State of Washington, or any amendment thereto or substitute therefor may not at any time lawfully carry on or do.

ARTICLE IV.

1. Shareholders of this Corporation shall not have preemptive rights to acquire additional shares offered for sale by the Corporation, whether now or hereafter authorized, or to any obligation convertible or exchangeable into stock of the Corporation, issued or sold, or any right, option, or warrant of subscription to any of the foregoing. Should the Board of Directors, as to any portion of the stock of the Corporation, whether now or hereafter authorized, or any obligation convertible into stock of the Corporation, offer the same to the shareholders or any class thereof, such offer shall not in any way constitute a waiver or release of the rights of the Board of Directors subsequently to dispose of other portions of such stock or obligations without so offering the same to the shareholders. The acceptance of stock in this Corporation shall be a waiver of any such preemptive or preferential right which, in the absence of this provision, might otherwise be asserted by shareholders of the Corporation or any of them.

2. The shareholders of this Corporation shall not have cumulative voting rights.

ARTICLE V.

1. The location and post office address of the registered office of the Corporation in this state is Building 14, Spokane Industrial Park, Spokane, Washington 99214.

2. The registered agent of the Corporation is Lewis G. Zirkle, whose address is Building 14, Spokane Industrial Park, Spokane, Washington 99214.

ARTICLE VI.

1. The aggregate number of shares which the Corporation shall have authority to issue is twenty-five million (25,000,000) shares.

2. Such shares are to consist of one class only, to be known as common stock, and such shares are to have no par value per share.

3. Immediately upon the filing of these Restated Articles of Incorporation with the Secretary of State of the State of Washington, each share of the Corporation's common stock, without par value, outstanding immediately prior to such filing, shall become nine (9) shares of the Corporation's common stock, without par value, and the holders thereof shall be entitled to all of the rights and preferences of such shares of stock as set forth in these Restated Articles of Incorporation.

4. The Corporation shall have the right to purchase its own shares from the unreserved and unrestricted capital surplus available, as well as from the unreserved and unrestricted earned surplus available.

5. The Corporation reserves the right to amend, alter, change or repeal any provisions contained in these Restated Articles of Incorporation and in any manner now or hereafter prescribed or permitted by statute. All rights of

shareholders of the Corporation are granted subject to this reservation.

ARTICLE VII.

1. The number of Directors of the Corporation shall be fixed as provided by the Bylaws and may be changed from time to time by amending the Bylaws, as therein provided, but the number of Directors shall be not less than three (3) and provided, further, that without the unanimous consent of the existing Board of Directors, no more than two (2) additional Directors shall be added to the Board of Directors within any twelve (12) month period. Without the unanimous consent of the Board of Directors, no person who is affiliated as an owner, director, officer, or employee of a company or business deemed by the Board of Directors to be competitive with that of the Corporation shall be eligible to serve on the Board of Directors of the Corporation.

2. If the office of any Director becomes vacant by reason of death, resignation, removal, disqualification, or otherwise, the Directors may, by the affirmative vote of the majority of the remaining Directors, though less than a quorum, choose a successor or successors who shall hold office for the unexpired term. Vacancies in the Board of Directors may be filled for the unexpired term by the shareholders at a meeting called for that purpose, unless such vacancies shall have been filled by the Directors. Vacancies resulting from an increase in the number of Directors may be filled in the same manner.

The Board of Directors is authorized to increase the number of persons to comprise the Board of Directors in any period between annual shareholders' meetings by the affirmative vote of a majority of the Directors; provided, however, that without the unanimous consent of all Directors the number of Directors to comprise the Board of Directors shall not be increased by more than two (2) persons within any twelve (12) month period. In the event the Board of Directors is divided into classes, such additional Director or Directors shall be allocated by the Board of Directors among the three classes of Directors so as to maintain equal classes to the extent possible.

If the Board of Directors is divided into classes and in the event of any increase or decrease in the authorized number of Directors, (i) each Director then serving as such shall nevertheless continue as a Director of the class of which he is a member until the expiration of his current term, or upon his earlier resignation, removal from office or death, (ii) the newly created or eliminated Directorships resulting from such increase or decrease shall be allocated by the Board of Directors among the three classes of Directors so as to maintain equal classes to the extent possible, and (iii) in the event such decrease in the authorized number of Directors makes the total number of Directors less than nine (9), then the Board of Directors shall become declassified and the Directors remaining in office shall continue their terms until the next annual meeting of

shareholders, at which time all of said remaining Directors shall be reelected to one (1) year terms or until their successors are duly elected and qualified.

3. When the Board of Directors shall consist of nine (9) or more members, in lieu of electing the entire number of Directors annually, the Board of Directors of the Corporation shall be divided into three (3) classes. The method of classification shall be to assign the longest terms to those Directors with the most seniority as Directors. In the event there are more Directors with identical seniority than there are class positions to be filled, choices shall be made by drawing of lots. The classes shall be as follows: Class 1, Class 2, and Class 3, which classification shall be effective on the first day of the month following the shareholders' meeting during which the number of members of the Board of Directors is increased to nine (9) or more. In such an event, the term of office of Directors of Class 1 shall expire at the first annual meeting of shareholders after their election, that of Class 2 shall expire at the second annual meeting after their election, and that of Class 3 shall expire at the third annual meeting after their election. At each annual meeting of shareholders after such classification, the number of Directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting. No classification of Directors shall be

effective in the event the number of members of the Board is reduced to fewer than nine (9).

4. In furtherance of and not in limitation of the powers conferred by the laws of the state of Washington, the Board of Directors is expressly authorized to make, alter, and repeal the Bylaws of the Corporation, subject to the power of the shareholders of the Corporation to change or repeal such Bylaws.

5. The Corporation may enter into, contract and otherwise transact business as vendor, purchaser, or otherwise with its Directors, officers and shareholders and with the corporations, associations, firms and entities in which they are or may become interested as directors, officers, shareholders, members or otherwise as freely as if those such adverse interests did not exist, even though the vote, action or presence of such Directors, officers or shareholders may be necessary to obligate the Corporation upon such contracts or transactions; and in the absence of fraud, no such contracts or transactions shall be avoided and no such Director, officer or shareholder shall be held liable to account to the Corporation, by reason of such adverse interests or by reason of any fiduciary relationship to the Corporation arising out of such office or stock ownership, for any profit or benefit realized by him through any such contract or transaction; provided that in the case of Directors and officers of the Corporation (but not in the case of shareholders who are not Directors or officers) the nature

of the interest of such Directors or officers be disclosed or known to the Board of Directors of the Corporation at the meeting thereof at which such contract or transaction was authorized or confirmed. A general notice that a Director or officer of the Corporation is interested in any corporation, association, firm or entity, shall be sufficient disclosure as to such Director or officer with respect to all contracts and transactions with the corporation, association, firm or entity.

6. Except as otherwise expressly set forth in these Articles, any contract, transaction or act of the Corporation or of the Directors or of any officers of the Corporation which shall be ratified by a majority of a quorum of the shareholders of the Corporation at any annual meeting or at any special meeting called for such purpose, shall, insofar as permitted by law, be as valid and binding as though ratified by every shareholder of the Corporation.

7. The Corporation shall indemnify to the broadest extent permitted by Washington law any and all persons who may serve or who have served at any time, as Directors or officers of the Corporation or fiduciaries (as defined by the Employment Retirement Income Security Act of 1974 as amended from time to time) of any employee benefit plan of the Corporation or its subsidiaries, and other employees or agents so designated by the Board of Directors from time to time, or who, at the request of the Board of Directors of the Corporation, may serve or at any time have served as

Directors or officers of another corporation, or fiduciaries of such corporation's employee benefit plans, in which the Corporation at such time owned or may own shares of stock, or of which it was or may be a creditor, and their respective heirs, administrators, successors, and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees, and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been a Director, officer, fiduciary, or designated employee or agent of the Corporation, or of such other corporation. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of shareholders, or otherwise.

8. The current Directors of this Corporation are four (4) in number and their post office addresses are as follows:

Name	Address
Lewis G. Zirkle	925 East Sturgeon Rd. Rathdrum, Idaho 83858
Robert E. Young	222 S.W. Harrison, Unit 2C Portland, Oregon 97201
Lewis G. Zirkle, Jr.	2548 Harris Richland, Washington 99352

Wendell J. Satre W. 39 33rd Avenue
Spokane, Washington 99203

9. Except as set forth above, the term of the Directors shall be until the next annual meeting of the shareholders of the Corporation and until their replacements are duly elected and qualified.

ARTICLE VIII.

1. The affirmative vote of the holders of not less than seventy-five percent (75%) of all outstanding common stock, voting as one class, shall be required for the approval or authorization of any "business combination" (as hereafter defined) with any person or entity which, as of the record date for the determination of the shareholders entitled to notice thereof and to vote thereon, is the beneficial owner of five percent (5%) or more of the outstanding common stock of the Corporation (hereinafter a "Major Shareholder"). Any such seventy-five percent (75%) vote in order to constitute due and valid authorization under this Article must include not less than sixty-six and two-thirds percent (66-2/3%) of the common stock held by persons other than the Major Shareholder.

2. For purposes of this Article VIII, the term "business combination" shall mean:

a. Any merger or consolidation (whether in a single transaction or a series of related transactions) of the Corporation or any subsidiary of the Corporation with or into any Major Shareholder; or

b. The sale, exchange, shareholder distribution, pledge, mortgage (or use of other security device to create a lien upon) or lease of all or substantially all of the assets of the Corporation or a subsidiary to any Major Shareholder, or the purchase, exchange, lease or other acquisition by the Corporation or any of its subsidiaries of all or substantially all of the assets of a Major Shareholder, in either case in a single transaction or a series of related transactions; or

c. The issuance of securities of the Corporation (or warrants, options or other rights to purchase the same) to, the reclassification or recapitalization of the securities of the Corporation owned by, or the exchange of securities of the Corporation with a Major Shareholder; or

d. Any other transaction with a Major Shareholder for which approval of the shareholders of this Corporation is required by law or by any agreement between the Corporation and any national securities exchange; or

e. Any contract or agreement providing for any of the foregoing.

3. For purposes of this Article VIII, the term "person" or "entity" shall mean:

a. Any individual, corporation, partnership, or other person;

b. Any other party which is an "affiliate" or "associate" (as those terms are defined in Rule 12b-2 of the General Rules and Regulations Under the Securities Exchange Act of 1934 as in effect on April 1, 1983), of any person or entity described in subparagraph 3.a above;

c. Any other party with which any person or entity described in subparagraph 3.a above or any of its affiliates or associates have any agreement, arrangement, or understanding, directly or indirectly, for the purpose of acquiring, holding, voting, or disposing of shares of the Corporation; and

d. The predecessors, successors, or assigns of any entity described in subparagraphs 3.a, 3.b or 3.c above in any transaction or series of transactions not involving a public offering of the shares of the Corporation within the meaning of the Securities Act of 1933.

4. The foregoing voting requirements shall not be applicable to any business combination either (i) approved by resolution of the Board of Directors prior to the time that the Major Shareholder became such, provided that the resolution received the affirmative vote of a majority of the Continuing Directors, or (ii) solely between the Corporation and any other corporation or entity in which fifty percent (50%) or more of the voting stock or interest is owned by the Corporation, if the shareholders of the

Corporation retain their proportionate voting and equity interests in the surviving entity. The term "Continuing Director" for purposes of this Article shall mean a Director who was a member of the Board of Directors of the Corporation immediately prior to the time that any person or entity with whom a business combination is to be consummated became a Major Shareholder, or a Director designated (before his initial election as a Director) as a Continuing Director by a two-thirds vote of the then Continuing Directors. All references to a vote of the Continuing Directors shall mean a vote of the total number of Continuing Directors of the Corporation.

5. Beneficial ownership for purposes of this Article shall be deemed to include all shares which would be determined to be beneficially owned (whether directly by such person or entity or indirectly through any affiliate or otherwise) under Rule 13d-3 of the Securities and Exchange Commission as in effect on April 1, 1983, as well as all shares of the Corporation which the other entity has the right to acquire, pursuant to any agreement or otherwise.

6. The determination of whether a proposed business combination is within the scope of this Article VIII, including without limitation, (a) the number of shares of stock beneficially owned by any person; (b) whether a person is an affiliate or associate of another; (c) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in this Article;

(d) whether the assets subject to any business combination are a substantial part of the relevant corporation's assets; (e) whether a proposed transaction is subject to the provisions of this Article; and (f) such other matters with respect to which a determination is required under this Article, shall be made by a two-thirds (2/3) majority of the Continuing Directors. Any such determination shall be conclusive and binding for all purposes of this Article.

7. During the time a Major Shareholder exists, a resolution to voluntarily dissolve the Corporation shall be adopted only upon: (i) the consent of all of this Corporation's shareholders; or (ii) the affirmative vote of at least two-thirds (2/3) of the total number of the Continuing Directors, and the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of the Corporation entitled to vote thereon. If no Major Shareholder exists, this Section shall not apply.

8. The shareholder vote, if any, required for any business combination not expressly subject to the supermajority voting provisions of this Article VIII shall be such vote as may otherwise be required by applicable law and any other applicable provisions of these Articles of Incorporation.

ARTICLE IX.

Notwithstanding any of the provisions of these Restated Articles of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that some lesser percentage may

be allowed by law, any amendment, change, or repeal of Articles IV, VII, VIII, and this Article IX, or any other amendment of these Restated Articles of Incorporation which would have the effect of modifying or permitting circumvention of the provisions of Articles IV, VII, VIII, and IX, shall require the affirmative vote of seventy-five percent (75%) of the outstanding shares of common stock of the Corporation.

ARTICLE X.

These Restated Articles of Incorporation:

1. Correctly set forth all operative provisions of the Articles of Incorporation of the Corporation as heretofore amended;

2. Correctly set forth without change the corresponding provisions of the Articles of Incorporation as heretofore amended;

3. Have been duly adopted as required by law; and

4. Supersede the original Articles of Incorporation and all amendments thereto.

DATED this 29 day of April, 1983.

KEY TRONIC CORPORATION

By [signature]
LEWIS G. ZIRKLE
President

CONSENT TO APPOINTMENT AS REGISTERED AGENT

I, LEWIS G. ZIRKLE, do hereby consent to serve as registered agent of the foregoing Corporation.

Lewis G. Zirkle

LEWIS G. ZIRKLE

Date: 4/29/83

Address of Registered Agent:

Building 14
Spokane Industrial Park
Spokane, Washington 99214

16/PJC/CS 6/BT